Exhibit 99.1

The Board of Directors of LE GP, LLC, general partner of Energy Transfer LP

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated September 15, 2019, to the Board of Directors of SemGroup Corporation (“SemGroup”) as Annex C to, and reference to such opinion letter under the headings “Opinion of SemGroup’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger involving SemGroup, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Energy Transfer LP (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jefferies LLC

JEFFERIES LLC

October 28, 2019